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FOR IMMEDIATE RELEASE

CYTYC RECEIVES FDA APPROVAL FOR THINPREP® IMAGING SYSTEM

Boxborough, MA, June 9, 2003 — Cytyc Corporation (Nasdaq:CYTC) announced today that the U.S. Food and Drug Administration (FDA) has approved the ThinPrep® Imaging System for commercial use. The ThinPrep Imaging System (Imager) is a device that uses computer imaging technology to assist in primary cervical cancer screening of ThinPrep® Pap Test slides for the presence of atypical cells, cervical neoplasia, including its precursor lesions, and carcinoma, as well as all other cytologic criteria as defined by The Bethesda System 2001.

The FDA approval was based on the results of a multi-site trial designed to evaluate the routine screening of ThinPrep Pap Test slides using the ThinPrep Imaging System compared to a manual review of ThinPrep Pap Test slides for all categories used for cytologic diagnosis (specimen adequacy and descriptive diagnosis) as defined by the Bethesda System criteria. Cytotechnologist screening rates were also evaluated during the study to determine workload limits. The clinical trial resulted in the following conclusions:

•	For all sites combined for ASCUS+, the improvement in sensitivity of the Imager Review method over the Manual Review method is statistically significant. For LSIL+ and HSIL+ the sensitivity of the Imager Review method is equivalent to the Manual Review method.

•	For all sites combined for HSIL+, the improvement in specificity of the Imager Review method over the Manual Review method is statistically significant. For ASCUS+ and LSIL+ the specificity of the Imager Review method is equivalent to the Manual Review method.

•	The cytotechnologist workload limit for the ThinPrep Imaging System has been established at 200 Imager-assisted slides in no less than an 8-hour workday, as described in the product labeling.

“We are extremely pleased with the performance that the ThinPrep Imaging System demonstrated in the clinical trial,” said Patrick J. Sullivan, Cytyc’s chairman, president, and chief executive officer. “This is a pivotal day for Cytyc, our laboratory partners, and for cytotechnologists, as this approval achieves Cytyc’s ultimate objective of providing laboratories with an integrated cervical cancer screening system, a process that began with the approval of the ThinPrep Pap Test in 1996.”

James Linder, M.D., Cytyc’s vice president and chief medical officer, added, “In 1996, the ThinPrep Pap Test redefined cervical Pap testing. Similarly, the ThinPrep Imaging System transforms cervical screening by improving the work environment of cytotechnologists. Data from the American

Society of Cytopathology indicate that cytotechnologists in the U.S. screen from 60 to 70 slides in an 8-hour workday. I believe that the potential for each cytotechnologist to improve accuracy, while screening up to 200 slides per day, will significantly increase productivity and may improve quality. Overall, the ThinPrep Imaging System will help to narrow the shortage of qualified cytotechnologists in the U.S. and elsewhere.”

A new CPT code was established earlier this year for the screening of thin-layer preparations using an automated system. This new code (88175) is described as: “Cytopathology, cervical or vaginal (any reporting system), collected in preservative fluid, automated thin layer preparation; with screening by automated system and manual rescreening, under physician supervision.” This CPT code facilitates the reimbursement process for laboratories screening ThinPrep Pap Test slides utilizing the Thin Prep Imaging System.

The ThinPrep Imaging System is an automated imaging and review system for use with ThinPrep® Pap Test slides. It combines imaging technology to identify microscopic fields of diagnostic interest with automated stage movement of a microscope in order to locate these fields.

Cytyc Corporation designs, develops, manufactures, and markets the ThinPrep® System for use in medical diagnostic applications primarily focused on women’s health. The ThinPrep System is widely used for cervical cancer screening and is the platform from which the Company has launched its expansion into breast cancer risk assessment with the FirstCyte™ Breast Test. The ThinPrep System consists of the ThinPrep® 2000 Processor, ThinPrep® 3000 Processor, ThinPrep® Imaging System, and related reagents, filters, and other supplies. Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC.

Cytyc and ThinPrep are registered trademarks of Cytyc Corporation. FirstCyte is a trademark of Cytyc Corporation for which registration has been applied.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to the Company’s financial condition, operating results and future economic performance, and management’s expectations regarding future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel and proprietary technology, uncertainty of product development efforts, product acceptance, management of growth, risks associated with competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and any healthcare reimbursement policies, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including under the heading “Certain Factors Which May Affect Future Results” in its 2002 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q filed with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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